Exhibit (h)(3)(a)

FORM OF FIRST AMENDED AND RESTATED DEALER AGREEMENT

Blackstone Advisory Partners L.P. (“Distributor”) serves as a principal underwriter for Blackstone Alternative Alpha Fund II (the “Fund”), a closed-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), pursuant to a distribution agreement with the Fund. Distributor and UBS Financial Services Inc. (“Dealer”) hereby agree that Dealer will participate in the distribution of the shares of the Fund described on Exhibit A hereto (“Shares”), subject to the terms of this Agreement (“Agreement”), dated as of the 29th day of August 2016.

WHEREAS, the Distributor and the Dealer (a) entered into an agreement dated as of November 14, 2013 (the “Original Agreement”); and (b) wish to hereby amend and restate the Original Agreement in its entirety and to enter into this Agreement; and

WHEREAS, the Distributor and the Dealer desire to clarify certain expectations with respect to their relationship;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the receipt and adequacy of which are hereby acknowledged, the Distributor and Dealer agree as follows:

SECTION 1. LICENSING

a. Distributor and Dealer each represent and warrant to each other that: (i) it is a broker-dealer registered with the Securities and Exchange Commission (“SEC”); (ii) it is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”); (iii) it is licensed by the appropriate regulatory agency of each state or other jurisdiction in which it will offer and sell Shares of the Fund; and (iv) each of its principals, directors, officers, employees, and agents who will participate or otherwise be involved in the offer or sale of the Shares or the performance of its duties and activities under this Agreement is either appropriately licensed or exempt from such licensing requirements by the appropriate regulatory agency of each state or other jurisdiction in which it will offer and sell Shares.

b. Distributor and Dealer agree that: (i) termination or suspension of its registration with the SEC; (ii) termination or suspension of its membership with FINRA; or (iii) termination or suspension of its license to do business by any state or other jurisdiction in which the Fund is offered shall cause the termination of this Agreement. Each party further agrees to notify the other party promptly in writing of any such action or event.

c. Distributor and Dealer agree that this Agreement is in all respects subject to the Conduct Rules of FINRA and such Conduct Rules shall control any provision to the contrary in this Agreement. Without limiting the generality of the foregoing, Distributor and Dealer acknowledge that, subject to the indemnification described in Section 9 of this Agreement, neither party has responsibility for the manner of the other party’s performance of, or for acts or omissions in connection with, the duties and activities performed by the other party under this Agreement.

d. Distributor and Dealer agree to be bound by, and to comply with, all applicable federal and state laws and all rules and regulations promulgated thereunder generally affecting the sale or distribution of shares of registered investment companies, including anti-money laundering laws and regulations and applicable guidance issued by the Department of the Treasury, the SEC and FINRA.

SECTION 2. ORDERS

a. Dealer agrees to offer and sell Shares only at the regular public offering price applicable to such Shares and in effect at the time of each transaction. The procedures relating to all orders and the handling of each order (including the manner of computing the net asset value of Shares and the effective time of orders received from Dealer) are subject to: (i) the terms of the then-current prospectus and Statement of Additional Information (in either case, including any supplements, stickers or amendments thereto from time to time) relating to the Fund, as filed with the SEC (collectively, the “Prospectus”); and (ii) the subscription documents for the Fund, as supplemented or amended from time to time; and to the extent that the Prospectus contains provisions that are inconsistent with such terms in this Agreement or any other document, the terms of the Prospectus shall be controlling.

b. Dealer agrees that it will sell Shares only to its customers (“Clients”) reasonably believed to qualify as “accredited investors” as that term is defined by Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”) (such Clients, “Eligible Investors”).

c. In all offers and sales of the Shares to Eligible Investors, Dealer will not act as broker or agent for, or employee of, Distributor or the Fund and Dealer will not represent to any third party that Dealer has such authority or is acting in such capacity.

d. All orders for the purchase and sale of Shares are subject to acceptance by Distributor in its sole discretion and become effective upon written confirmation by Distributor. Distributor reserves the right not to accept any specific order for the purchase or sale of Shares. Notwithstanding the foregoing, the Distributor hereby agrees that it will not unreasonably reject or delay accepting an order submitted by Dealer if the Client otherwise meets the eligibility criteria set forth in the Prospectus, and provided further, that upon any such rejection the Distributor shall promptly advise Dealer of such rejection.

e. Dealer agrees that payment for orders from Dealer Shareholders (defined in 4(b) below) for the purchase of Shares will be made as described in the Prospectus or as otherwise agreed by Distributor and Dealer herein and from time to time. On the date on which payment for Shares is to be received, Dealer will remit to an account designated by Distributor the purchase order amount due the Fund with respect to the issuance of Shares as determined by the Distributor in accordance with the terms of the Prospectus. If payment for any purchase order is not so received, Distributor may cancel the sale without notice.

f. It is understood that the then-current offering price for Shares generally will not be known until approximately 30 days after the effective date of the Share purchase in accordance with the terms of the Prospectus, or as is otherwise disclosed in the Prospectus from time to time. The parties each acknowledge and agree that purchase orders for Shares will generally be made and accepted for a fixed dollar amount, with the number of Shares to be credited to an investor’s account determined upon subsequent finalization of the then-current public offering price of Shares.

g. Distributor reserves the right at any time to suspend the sale of Shares or to withdraw or limit the offering of Shares, and, if Distributor exercises this right, Distributor shall provide to Dealer prompt written notice of such exercise.

h. Dealer acknowledges that the Fund may (but will not necessarily) make tender offers for the repurchase of Shares from time to time as described in the Prospectus. Dealer acknowledges that such tender offers represent the only expected liquidity opportunity for holders of Shares.

i. Dealer agrees that it will not engage a sub-selling agent to assist it in the offer or sale of Shares without the prior written consent of the Distributor. Any approved sub-selling agent shall be required to enter into an agreement with the Dealer which agreement shall be subject to Distributor’s approval.

j. Dealer acknowledges that the Fund is relying on an exemptive order, issued by the SEC on December 26, 2012, in order to offer investors multiple classes of shares (the “Multi-Class Order”). Dealer acknowledges that all offers and sales of Shares pursuant to this Agreement are subject to the terms and conditions in the Multi-Class Order, and Dealer agrees to comply with such terms and conditions in the offer and sale of the Shares.

SECTION 3. DUTIES OF DEALER

a. Dealer agrees to deliver to each of its Clients making purchases, prior to the time of sale, a copy of the Fund’s then current Prospectus and a subscription application (the “Subscription Application”), and may deliver certain other investor materials approved for use by the Distributor, including without limitation, the information contained in certain related marketing material, all as amended from time to time (together with the Prospectus and the Subscription Application collectively, the “Offering Materials”).

b. Dealer agrees to maintain a record of the date on which the order for the purchase or sale of Shares was received by Dealer, and to forward promptly such orders to Distributor in time for processing at the public offering price next determined after receipt of such orders by Dealer, in each case as described in the Prospectus.

c. Dealer agrees not to withhold intentionally the placing of orders by its clients for Shares with Distributor so as to profit itself as a result of such inaction.

d. Dealer agrees to maintain records of all purchases and sales of Shares made through Dealer and upon request from a regulatory authority or as required under applicable law to furnish such regulatory authority with copies of such records.

e. Dealer agrees that it will not make any conditional orders for the purchase or repurchase of Shares and acknowledges that Distributor will not accept conditional orders for Shares.

f. Except as otherwise agreed by Dealer and Distributor, the parties agree that all out-of-pocket expenses incurred by such party in connection with its activities under this Agreement will be borne by such party.

g. Dealer agrees that it will assist with the following Dealer Shareholder (as defined in Section 4(b)) services on an ongoing basis:

(i)	providing administrative, operational and infrastructural support for the selling of Shares and settlement of Fund transactions with Dealer Shareholders, as necessary;

(ii)	handling inquiries regarding the Fund from Dealer Shareholders who own Shares, including but not limited to, questions concerning such Dealer Shareholders’ investments in the Fund, repurchase offers, reports and tax information provided by the Fund;

(iii)	assisting in the enhancement of relations and communications between Dealer Shareholders and the Fund;

(iv)	assisting in the establishment and maintenance of Dealer Shareholders’ accounts with the Fund, including notifying Distributor of any changes in the account information of a Dealer Shareholder;

(v)	assisting the Fund or its agent with the process of receiving and forwarding purchase and repurchase requests and payments to and from Dealer Shareholders; and

(vi)	providing such other similar services as Distributor may reasonably request to the extent Dealer is permitted to do so under applicable statutes, rules and regulations.

h. If Distributor believes that a Dealer Shareholder’s contact information has changed, Distributor may request such information from Dealer but has no obligation to do so. Dealer agrees that if Dealer or a Dealer Shareholder does not provide to Distributor any changes in Dealer Shareholder account information, or if it or a Dealer Shareholder fails to provide any backup documentation that Distributor reasonably requests to verify changes to a Dealer Shareholder’s account information, then Distributor will continue to rely upon the account information without giving effect to any changes and Distributor will have no liability whatsoever for continuing to rely upon such information.

SECTION 4. DEALER COMPENSATION

a. Sales Charges/Dealer Concessions. On each purchase of Shares by Clients from Distributor, the total sales charges and dealer concessions or commissions, if any, payable to Dealer shall be in the amount set forth in Exhibit A attached hereto. Distributor agrees that Dealer shall receive the upfront sales load, if any, directly from Clients.

b. Distribution and Servicing Fees. Dealer shall also be entitled to receive from Distributor distribution and servicing fees, if any, in the amount set forth in Exhibit A attached hereto. These fees, if any, will be calculated and paid monthly based on the value of Shares at the end of each month, with payment occurring within 34 days after the end of each month. Notwithstanding the foregoing, Distributor shall have no obligation to pay any compensation described in Exhibit A until Distributor receives the related compensation from the Fund in the form of an asset-based distribution and shareholder servicing fee (the “Related Compensation”), and Distributor’s obligation to Dealer for such payments is limited solely to the Related Compensation. Distributor agrees to use its best efforts to collect from the Fund any Related Compensation owed to the Distributor, subject to the consent of the Board of Trustees of the Fund. For purposes of this Agreement, a “Dealer Shareholder” shall include any person or entity introduced by Dealer to the Fund during the term of this Agreement, which invests in the Fund. Distributor shall pay any compensation described in this Section 4(b) to Dealer in respect of Shares held by Dealer Shareholders for as long as Dealer Shareholders hold Shares through an account maintained by the Dealer Shareholder at the Dealer, subject to the limitations set forth in Section 4(e).

c. Suspension/Elimination of Compensation. Dealer acknowledges and agrees that the Fund may, upon prior written notice to the Distributor, suspend or eliminate the payment of any compensation or other dealer compensation, by amendment, sticker, or supplement to the Prospectus for the Fund, except that the Fund may, without prior notice to Distributor, suspend or eliminate the payment of any compensation or other dealer compensation, by amendment, sticker, or supplement to the Prospectus for the Fund in cases where such suspension or elimination is required (a) pursuant to the dictates of any relevant regulatory agency with jurisdiction over the Fund, the Distributor, or the Dealer or (b) otherwise by operation of law. Distributor agrees to notify Dealer promptly upon receiving notice of any suspension or elimination of the payment of any compensation to the Distributor or Dealer by the Fund.

d. FINRA Conduct Rules. In accordance with applicable FINRA Conduct Rules, the parties understand and agree that, pursuant to limitations imposed by FINRA, no payments will be made to Dealer under this Agreement to the extent payments made to Dealer and any other FINRA member in respect of distribution or sales services exceed, in the aggregate, the amounts listed in Exhibit A attached hereto, in accordance with FINRA Rule 2830.

e. The Distributor agrees that it will monitor on an ongoing basis the payment of underwriting compensation, if any, set forth in the Prospectus by the Distributor, the Fund and their respective affiliates in connection with the distribution of Shares and the rendering to investors in the Fund of ongoing investor and account maintenance services and will report thereon to the Dealer no less frequently than quarterly. As used herein, “underwriting compensation” means all amounts constituting sales charges under Rule 2830(d) of the FINRA Conduct Rules (other than any front-end sales charges charged in connection with the sale of Shares).

f. Except as noted in this agreement, no portion of the compensation paid to the Dealer by Distributor hereunder shall be remitted or otherwise paid to any third party by the Dealer without the prior written consent of Distributor, which consent may be withheld in Distributor’s sole discretion. Except as noted in this agreement, Dealer will not accept any direct or indirect compensation from any person or entity other than as set forth in Section 4 hereof in connection with the offer or sale of Shares without the prior written agreement of Distributor.

SECTION 5. REPURCHASES

The Prospectus for the Fund describes the provisions whereby the Fund is expected to be authorized to repurchase Shares held by shareholders. The Distributor hereby agrees to notify Dealer of the receipt of any repurchase notice from a client of the Dealer upon its receipt by Distributor.

SECTION 6. FUND INFORMATION

a. Dealer agrees that neither it nor any of its principals, directors, officers or employees, is authorized to give any information or make any representations concerning Shares except those contained in the Offering Materials and in research reports prepared by Dealer and its affiliates (“Research Reports”) to current and prospective investors, which Research Reports Dealer and its affiliates shall not be obligated to prepare.

b. Distributor will supply to Dealer reasonable quantities of Offering Materials as approved by Distributor, the Fund and any of their respective affiliates, and if any of the foregoing documents are amended or supplemented, Distributor will promptly notify Dealer in writing and provide Dealer with reasonable quantities of such amended documents or supplements at no cost to the Dealer. Dealer agrees to use with Clients only advertising or sales material relating to the Fund that: (i) is supplied by Distributor, or (ii) conforms to the requirements of applicable laws or regulations of any government or authorized agency having jurisdiction over the offering or sale of Shares and is approved in writing by Distributor or any of its affiliates (including, but not limited to, Blackstone Alternative Asset Management L.P.) in advance of its use.

SECTION 7. REGISTRATION OF SHARES

a. Distributor will be responsible for the registration, qualification or exemption of the Shares under all applicable laws, rules or regulations in all jurisdictions or states in which Shares shall be offered and/or sold. Distributor acknowledges that Dealer intends to offer the Shares in each state within the United States and in Puerto Rico. Distributor shall furnish Dealer, upon request, information identifying the states or jurisdictions in which it is believed that all necessary notice, registration or exemptive filings for Shares have been made under applicable securities laws such that offers and sales of Shares may be made in such states or jurisdictions. If the Shares may not be offered in any particular jurisdiction in the United States or Puerto Rico, Distributor will promptly so notify Dealer.

b. Dealer agrees not to transact orders for Shares in jurisdictions in which it has been informed in writing by Distributor that Shares may not be sold or in which it and its personnel are not authorized to sell Shares.

SECTION 8. REPRESENTATIONS AND WARRANTIES

a. In addition to the representations and warranties found elsewhere in this Agreement Distributor represents and warrants that:

(i)	It is a limited partnership duly organized and existing and in good standing under the laws of Delaware and is duly registered or exempt from registration as a broker-dealer in all states and jurisdictions in which it provides services as a non-exclusive distributor for the Fund.

(ii)	It is empowered under applicable laws and by Distributor’s organizational documents to enter into this Agreement and perform all activities and services of Distributor provided for herein and that there are no impediments, prior or existing, or regulatory, self-regulatory, administrative, civil or criminal matters affecting Distributor’s ability to perform under this Agreement.

(iii)	The execution, delivery, and performance of this Agreement; the incurrence of the obligations set forth herein; and the consummation of the transactions contemplated herein and in the Prospectus, including the issuance and sale of the Shares, will not constitute a breach of, or default under, any agreement or instrument by which Distributor is bound, or to which any of its assets are subject, or any order, rule, or regulation applicable to it of any court, governmental body, or administrative agency having jurisdiction over it.

(iv)	All requisite actions have been taken to authorize the Distributor to enter into and perform this Agreement.

(v)	As of the date hereof and at any time during the term of this Agreement, the Offering Materials do not and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading. However, Distributor makes no representation or warranty whatsoever, with respect to any written information about Dealer that is furnished by Dealer for inclusion in the Offering Materials (“Dealer Supplied Information”) or information omitted from Offering Materials in reliance upon or in conformity with Dealer Supplied Information.

(vi)	There is not pending or, to the best knowledge of Distributor, threatened any action, suit, or proceeding before or by an court or other governmental body to which Distributor is a party, or to which any of its assets is subject, which might reasonably be expected to result in any material adverse change in the condition (financial or otherwise), business, or prospects of Distributor. Distributor has not received any notice of an investigation regarding any actual or alleged non-compliance by Distributor with applicable laws, rules, or regulations.

(vii)	The Shares are (or will be, before being authorized for sale) currently registered, qualified, or exempt from registration in each state of the United States and in Puerto Rico, and Distributor will promptly notify Dealer in writing if any such registration, qualification, or exemption ceases to be effective.

(viii)	It shall notify Dealer, promptly in writing, of any claim or complaint or any enforcement action or other proceeding with respect to Shares offered hereunder against the Fund, the Distributor, or the Distributor’s principals, affiliates, officers, directors, employees or agents, or any person who controls Distributor, within the meaning of Section 15 of the Securities Act.

(ix)	The Fund has been duly formed under the laws of The Commonwealth of Massachusetts and has the power and authority to effect the offering of its Shares. All necessary filings, consents and other actions required to be made by the Fund in order to qualify the offering of Shares with the SEC under the Securities Act, and blue sky offices in each applicable U.S. state, have been, or will be, timely made or taken.

(x)	Shares to be issued by the Fund pursuant to this Agreement will be duly authorized for issuance and sale, and a registration statement shall be filed with the SEC and effective at the time such Shares are issued and delivered by the Fund.

(xi)	The issue and sale of Shares pursuant to the terms of the Prospectus will not result in the violation by the Fund of any applicable law.

(xii)	It agrees to provide Broadridge Financial Solutions, Inc. the Fund’s then current Prospectus and any supplements to the Prospectus on an ongoing basis, promptly following the time that such Prospectus or supplement is issued and, at a minimum, on an annual basis.

(xiii)	If any of the representations set forth in this Section 8(a) at any time ceases to be true, Distributor shall promptly notify Dealer of this fact in writing. Such notice shall be provided in accordance with Section 19.

b. The Fund represents and warrants that:

(i)	The Fund has been duly formed under the laws of The Commonwealth of Massachusetts and has the power and authority to effect the offering of its Shares. All necessary filings, consents and other actions required to be made by the Fund in order to qualify the offering of Shares with the SEC under the Securities Act, and blue sky offices in each applicable U.S. state, have been, or will be, timely made or taken.

(ii)	Shares to be issued by the Fund pursuant to this Agreement will be duly authorized for issuance and sale, and a registration statement shall be filed with the SEC and effective at the time such Shares are issued and delivered by the Fund.

(iii)	The issue and sale of Shares pursuant to the terms of the Prospectus will not result in the violation by the Fund of any applicable law.

c. In addition to the representations and warranties found elsewhere in this Agreement, Dealer represents and warrants that:

(i)	It is duly organized and existing and in good standing under the laws of the state, commonwealth or other jurisdiction in which Dealer is organized.

(ii)	It is empowered under applicable laws and by Dealer’s organizational documents to enter into this Agreement and perform all activities and services of the Dealer provided for herein and that there are no impediments, prior or existing, or regulatory, self-regulatory, administrative, civil or criminal matters affecting Dealer’s ability to perform under this Agreement.

(iii)	The execution, delivery, and performance of this Agreement; the incurrence of the obligations set forth herein; and the consummation of the transactions contemplated herein and in the Prospectus, including the issuance and sale of the Shares, will not constitute a breach of, or default under, any agreement or instrument by which Dealer is bound, or to which any of its assets are subject, or any order, rule, or regulation applicable to it of any court, governmental body, or administrative agency having jurisdiction over it.

(iv)	All requisite actions have been taken to authorize Dealer to enter into and perform this Agreement.

(v)	All material litigation and regulatory actions involving Dealer and its affiliates are described in the periodic public Form ADV Part I filings made with the SEC.

(vi)	It shall notify Distributor, promptly in writing, of any written claim or complaint or any enforcement action or other proceeding with respect to Shares offered hereunder against Dealer or its principals, affiliates, officers, directors, employees or agents, or any person who controls Dealer, within the meaning of Section 15 of the Securities Act.

(vii)	As of the date hereof and at any time during the term of this Agreement, all Dealer Supplied Information does not and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

(viii)	As of the date hereof and at any time during the term of this Agreement, no Research Reports, if any, contain or will contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading. For the avoidance of doubt, the preceding sentence shall not impose an obligation on Dealer or its affiliates to prepare any Research Reports.

(ix)	If any of the representations set forth in this Section 8(c) or Section 10 at any time ceases to be true, Dealer shall promptly notify Distributor in writing of this fact. Such notice shall be provided in accordance with Section 19.

SECTION 9. INDEMNIFICATION

a. The Distributor will indemnify, hold harmless, and defend the Dealer, its affiliates and their respective officers, directors, partners, members, shareholders, employees and agents (the “Covered Persons”) from and against any losses, claims, damages or liabilities (or actions in respect thereof) (“Covered Claims”) arising directly out of or relating to (i) any untrue statement of material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in any of the Offering Materials (other than untrue statements or alleged untrue statements in or omissions or alleged omissions from information relating to a Covered Person furnished in writing by or on behalf of such Covered Person for use in materials furnished or made available to a Client, (ii) any material breach by the Distributor of any representation, warranty or agreement contained in this Agreement, or (iii) any willful misconduct, fraud or gross negligence by the Distributor in the performance of, or failure to perform, its obligations under this Agreement; provided that the Distributor will not be liable to and will not have any indemnification obligation to any Covered Person to the extent that such Covered Claim has resulted from any Covered Person’s material breach of this Agreement, bad faith, fraud, willful misconduct or gross negligence (the “Disabling Conduct”); provided further that any amounts for reimbursement of expenses advanced to a Covered Person resulting from this Section 9(a) will be repaid to the Distributor in the event that such expenses resulted from Disabling Conduct.

b. Dealer will indemnify, hold harmless, and defend the Fund, the Distributor, their affiliates and their respective officers, directors, partners, members, shareholders, employees and agents (the “Blackstone Covered Persons”) from and against any losses, claims, damages or liabilities (or actions in respect thereof) (“Blackstone Covered Claims”) arising directly out of or relating to (i) claims brought by Clients in connection with the Dealer’s or any Representatives of Dealer (as defined in Section 11) placement of the Shares, (ii) any untrue statement of material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading by Dealer or any Representative of Dealer, including, but not limited to, statements in any Research Report (other than untrue statements or alleged untrue statements in, or omissions or alleged omissions from, information related to a Blackstone Covered Person furnished in writing by or on behalf of such Blackstone Covered Person for use in materials furnished or made available to Clients, (iii) any material breach by Dealer or any Representative of Dealer of any representation, warranty or agreement contained in this Agreement, or (iv) any willful misconduct, fraud or gross negligence by Dealer, a Representative of Dealer or any of their respective affiliates in the performance of, or failure to perform, its obligations under this Agreement; provided that the Dealer will not be liable to and will not have any indemnification obligation to any Blackstone Covered Person to the extent that such Blackstone Covered Claim has resulted from any Blackstone Covered Person’s material breach of this Agreement, bad faith, fraud, willful misconduct or gross negligence (the “Blackstone Disabling Conduct”); provided further that any amounts for reimbursement of expenses advanced to a Blackstone Covered Person resulting from this Section 9(b) will be repaid to the Dealer in the event that such expenses resulted from Blackstone Disabling Conduct.

c. Promptly after receipt of notice of any claim or complaint or the commencement of any action or proceeding with respect to which an indemnified party is entitled to seek indemnification hereunder, the indemnified party will notify the indemnifying party in writing of such claim or complaint or the commencement of such action or proceeding, but failure to notify the indemnifying party will not relieve the indemnifying party from any liability that it may have hereunder or otherwise, except to the extent that such failure materially prejudices the indemnifying party’s rights with respect to such claim. The indemnifying party will be entitled to participate at its own expense in the defense or, if it so elects within a reasonable time after receipt of such notice, to assume the defense of any suit so brought, which defense will be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party or parties. The parties hereto agree that if the indemnifying party shall fail to notify the indemnified party that it shall undertake to defend any claim within a reasonable time after its receipt of written notice of such claim, the indemnified party will have the right to undertake the defense of such claim on behalf of, and for the account and at the risk of, the indemnifying party. In the event that the indemnifying party elects to assume the defense of any such suit and retain such counsel, the indemnified party or parties will bear the fees and expenses of any additional counsel thereafter retained by it or them. In the event that (a) the indemnifying party elects to assume the defense of such an action or proceeding and the indemnified party reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest or (b) the indemnifying party chooses not to assume the defense of the action or proceeding, then the indemnified party may engage separate counsel reasonably satisfactory to the indemnifying party to represent or defend such indemnified party in any such action or proceeding and the indemnifying party will pay the fees and disbursements of such counsel; provided, however, that the indemnifying party will not be required to pay the fees and disbursements of more than one separate counsel for all indemnified parties in each jurisdiction in any single action or proceeding. Subject to the preceding sentence, in any action or proceeding the defense of which the indemnifying party assumes, the indemnified party will have the right to participate in such litigation and to retain its own counsel at such indemnified party’s own expense.

d. Neither the indemnifying party nor the indemnified party will, without the prior written consent of the other party (which consent will not be unreasonably withheld or delayed), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (a “Judgment”), whether or not the indemnifying party or the indemnified party is an actual or potential party to such claim, action, suit or proceeding; provided, however, each indemnifying party shall have the right to settle or compromise or consent to the entry of any Judgment if such settlement, compromise or consent (i) shall include an unconditional release of the indemnified party and each other indemnified party hereunder from all liability arising out of such claim, action, suit or proceeding, (ii) shall not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of the indemnified party or any other indemnified party, and (iii) shall not impose any continuing obligations or restrictions on the indemnified party or any other indemnified party. The indemnifying party shall not be liable for any settlement of any action effected without its prior written consent (which consent will not be unreasonably withheld or delayed).

e. The foregoing indemnity will be in addition to any rights that the parties may have at common law or otherwise.

SECTION 10. ANTI-MONEY LAUNDERING & UK BRIBERY ACT RESPONSIBILITIES

a. Dealer represents and warrants that it has policies, procedures and internal controls in place that are reasonably designed to comply with currency reporting and anti-money laundering and anti terrorist laws and regulations applicable to it, including, applicable provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (together with the related implementing rules and regulations, the “USA PATRIOT Act”) and economic sanctions programs administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), including prohibitions set forth in the list of specially designated nationals and blocked persons (the “SDN List”), as well as sanctions programs administered by the European Union, United Nations and Her Majesty’s Treasury (collectively, “OFAC Sanctions”) and the Bank Secrecy Act of 1970. Additionally, Dealer represents and warrants that it has policies, procedures and internal controls reasonably designed to ensure that it does not accept investments in any fund, directly or indirectly, from a person, government, organization or entity (a) who is the subject of OFAC Sanctions, (b) included in any executive order or is on the SDN LIST. In addition, Dealer represents and warrants that it has a Customer Identification Program (“CIP”), which requires the performance of CIP due diligence in accordance with applicable USA PATRIOT Act requirements and regulatory guidance. The Dealer agrees that at least annually and upon written request it will provide the Fund or the Fund’s administrator with a certification that the Dealer has implemented and will perform its CIP in a manner reasonably designed to satisfy the CIP requirements applicable to the Fund. The Dealer acknowledges and agrees that it (and not the Distributor, Fund or its administrator(s)) is responsible for monitoring and complying with anti-money laundering, CIP and OFAC Sanctions legal requirements applicable to all of its Clients that are shareholders of the Fund. In addition, on a case-by-case basis, the Distributor, the Fund and/or its administrator(s) may request additional documentation from Clients if the situation arises where said documentation is warranted for legal and/or regulatory purposes, and the Dealer agrees to fully cooperate with the Distributor in obtaining such additional information from Clients to the extent permitted by law.

b. Dealer represents and warrants that it has policies, procedures and internal controls in place that are reasonably designed to comply with the UK Bribery Act, the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), and, where applicable, legislation enacted by member states and signatories implementing the OECD Convention Combating Bribery of Foreign Officials, or any similar statute, rule or policy applicable in any jurisdiction in which Dealer engages in any activity hereunder (collectively, the “Anti-Corruption Laws”). Dealer has, and will maintain at all times during the term of this Agreement, policies, procedures, and internal controls in place that are reasonably designed to comply with applicable Anti-Corruption Laws, including applicable provisions of the FCPA.

c. Dealer shall comply with Dealer’s Group Policy Against Corruption, a copy of which is attached hereto as Exhibit B.

d. Dealer shall provide an AML Attestation letter.

e. Dealer understands that the SEC and certain U.S. states have adopted or may adopt political contribution limitations, including without limitation, Rule 206(4)-5 (the “Rule”) under the Investment Advisers Act of 1940, as amended (together, all such laws, rules or regulations “Pay-to-Play Regulations”), relating to political contributions of employees who solicit U.S. governments or agencies, and agrees to adopt policies and procedures reasonably designed to comply in all material respects with any applicable Pay-to-Play Regulations.

SECTION 11. CONFIDENTIALITY, COMMUNICATIONS, NON DISPARAGEMENT

a. Each of the parties acknowledges that it is or may become aware of Confidential Information (as defined below) in connection with the performance of this Agreement. For purposes of this Section 11, a party disclosing such Confidential Information is referred to herein as a “Disclosing Party” and a party receiving such Confidential Information is referred to herein as a “Receiving Party.”

b. “Confidential Information” includes any non-public and proprietary information, including, without limitation, any non-public and proprietary information relating to the Fund’s actual or potential portfolio positions and investment and risk management practices and techniques. Notwithstanding the foregoing, Confidential Information does not include information that (i) is independently developed by the Receiving Party or its Representatives (as defined below); (ii) is or becomes publicly known without a breach of this Agreement by the Receiving Party; (iii) is disclosed to the Receiving Party or its Representatives by a third party not under an obligation of confidentiality to the Disclosing Party of which the Receiving Party should reasonably be aware; or (iv) is in the Receiving Party’s possession (or in the possession of its Representatives) prior to the date of this Agreement unless already provided by the Disclosing Party.

c. The Receiving Party agrees to hold, and to cause its employees, officers, directors, partners, service providers, advisors, attorneys or agents (collectively, “Representatives”) to hold, the Disclosing Party’s Confidential Information in strict confidence. The Receiving Party shall only disclose Confidential Information to its Representatives who are subject to separate confidentiality obligations and only to the extent necessary to perform its obligations under this Agreement.

d. The Confidential Information shall be kept confidential in accordance with the terms hereof by the Receiving Party and its Representatives and shall not be disclosed by the Receiving Party or its Representatives except (i) as may be consented to by the Disclosing Party, (ii) as required by law, regulation or legal or judicial process, provided that, where such disclosure is required, the Receiving Party shall provide the Disclosing Party with a reasonable opportunity to review the disclosure, to the extent practicable and not prohibited by applicable law or regulation, before it is made, and to interpose its own objections to, or seek to limit, the disclosure at its own expense, (iii) that Receiving Party may disclose the Confidential Information or portions thereof to its Representatives who need to know the Confidential Information solely in connection with carrying out the terms of this Agreement, but only if such Representatives are advised of the confidential nature of such Confidential Information, and (iv) the Receiving Party may disclose the Confidential Information internally for legal and compliance purposes. The Receiving Party shall be responsible for any breach of this Agreement by its Representatives.

e. Upon the Disclosing Party’s written request, the Receiving Party shall return Confidential Information in its possession; provided, however, that the Receiving Party may maintain copies of Confidential Information as required by law or regulation, or the Receiving Party’s internal recordkeeping policies, and the confidentiality obligations hereunder shall continue to apply to any such copies.

f. Each party agrees to comply with the requirements of applicable law relating to the protection of data and information.

g. Each party hereto agrees that money damages may not be a sufficient remedy for any breach of this Section 11 by either party hereto or their respective Representatives and that the non-breaching party shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach, in addition to all other remedies available to the non-breaching party at law or in equity.

h. Notwithstanding the foregoing, the Dealer will not be in breach of this Section 11 by distributing to Clients copies of the Fund documents, other information, marketing materials and any other documents or information approved in advance by the Distributor or an affiliate of the Distributor in writing. For the avoidance of doubt, the Distributor and/or any affiliate of the Distributor shall not, without the prior written consent of such party, be quoted in any document, release or communication prepared, issued or transmitted by the Dealer.

i. Dealer acknowledges and agrees that it may not create and distribute any statement, report, or other marketing or sales material to prospective investors and Clients in respect of the Fund, whether or not such material derives all of its information from information provided by Distributor, without such material first having been reviewed and approved by Distributor or any of its affiliates (including, but not limited to, Blackstone Alternative Asset Management L.P.).

j. Dealer and Distributor agree to work together in good faith to (i) respond in a prompt manner to inquiries of Clients as communicated by Dealer and (ii) organize informal forums on an as-needed basis for discussing material events relating to the Fund with Clients.

k. Notwithstanding anything to the contrary provided elsewhere herein, none of the provisions of this Agreement shall in any way limit the activities of The Blackstone Group L.P. and its affiliates in their businesses distinct from activities directly attributable to the Fund or Blackstone Alternative Alpha Master Fund (the “Master Fund”).

SECTION 12. PRIVACY

Each of the Distributor and the Dealer agree to comply with SEC Regulation S-P, adopted pursuant to the Gramm-Leach-Bliley Act of 1999, and any other applicable federal and state privacy laws, including those which may be enacted in the future.

SECTION 13. TERMINATION; AMENDMENT

a. This Agreement shall become effective as of the date first written above and shall remain in force until March 31, 2014 and shall thereafter continue in effect from year to year, but only so long as such continuance is specifically approved at least annually by a vote of the Board of Trustees of the Fund, including the vote of a majority of the Trustees who are not “interested persons,” as defined by the 1940 Act and the rules thereunder, of the Fund and who have no direct or indirect financial interest in the operation of the Fund’s Distribution and Service Plan (the “Plan”) or any agreements entered into in connection with the Plan (including this Agreement), cast in person at a meeting called for the purpose. In the event that the Agreement is not approved, the Distributor will promptly notify the Dealer of such vote.

b. In addition to the automatic termination of this Agreement specified in Section 1(b) of this Agreement, each party to this Agreement may unilaterally cancel its participation in this Agreement by giving thirty (30) days’ prior written notice to the other party. In addition, each party to this Agreement may, in the event of a material breach of this Agreement by the other party, terminate this Agreement immediately by giving written notice to the other party, which notice sets forth in reasonable detail the nature of the breach. Such notice shall be deemed to have been given and to be effective on the date on which it was either delivered personally to the other party or any officer or member thereof, or was sent in accordance with Section 19. Without limiting the generality of the foregoing, this Agreement may be terminated by a vote of a majority of the members of the Board of Trustees of the Fund, including the vote of a majority of the Trustees who are not “interested persons,” as defined by the 1940 Act and the rules thereunder, of the Fund and who have no direct or indirect financial interest in the operation of the Plan or any agreements entered into in connection with the Plan or by vote of a majority of the outstanding voting securities of the Fund at any time without penalty upon sixty (60) days’ written notice to Distributor and/or Dealer.

c. This Agreement shall terminate immediately upon the appointment of a trustee under the Securities Investor Protection Act or any other act of insolvency by the Distributor or the Dealer.

d. In the event that a Blackstone restructuring results in a material reduction in the capitalization of Distributor, Distributor will make a good faith effort to find an acceptable substitute affiliate entity that is reasonably capitalized and able to fulfill Distributor’s obligations under this Agreement without undue burden or expense.

e. This Agreement is not assignable or transferable and will terminate automatically in the event of its “assignment,” as defined in the 1940 Act, and the rules, regulations and interpretations thereunder.

f. This Agreement may be amended by the Dealer and Distributor upon mutual written agreement, except that this Agreement may be amended at any time by Distributor or Dealer upon written notice to the other party in cases where such amendment is required (i) pursuant to the dictates of any relevant regulatory agency with jurisdiction over the Fund, the Distributor, or the Dealer or (ii) otherwise by operation of law.

SECTION 14. DISPUTE RESOLUTION; GOVERNING LAW

a. The parties waive their rights to seek remedies in court, including any right to a jury trial. In the event of a dispute concerning any provision of this Agreement, either party may require the dispute to be submitted to binding arbitration in New York, New York under the commercial arbitration rules and procedures of FINRA. The parties agree that, to the extent permitted under such arbitration rules and procedures, the arbitrators selected shall be from the securities industry. Judgment upon any arbitration award may be entered by any state or federal court having jurisdiction.

b. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without reference to the choice-of-law principles thereof.

SECTION 15. INVESTIGATIONS AND PROCEEDINGS

The parties to this Agreement agree to cooperate fully in any securities regulatory investigation or proceeding or any judicial proceeding with respect to each party’s activities under this Agreement and promptly to notify the other party of any such investigation or proceeding.

SECTION 16. CAPTIONS

All captions used in this Agreement are for convenience only and are not to be used in construing or interpreting any aspect hereof.

SECTION 17. SEVERABILITY

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If, however, any provision of this Agreement is held, under applicable law, to be invalid, illegal, or unenforceable in any respect, such provision shall be ineffective only to the extent of such invalidity, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any way.

SECTION 18. SURVIVAL

The representations, warranties and covenants of the undersigned contained in this Agreement, including, without limitation, Sections 8, and 10 and the indemnification clause contained in Section 9 hereof, shall survive any termination of this Agreement. The confidentiality obligations contained in Section 11 hereof shall survive for two (2) years following the termination of this Agreement.

SECTION 19. NOTICES

Every notice required by this Agreement will be in writing and deemed given (i) the next business day if sent by a nationally recognized overnight courier service that provides evidence of receipt, (ii) the same business day if sent by 3:00 p.m. (receiving party’s time) by facsimile transmission and confirmed by a telephone call, or (iii) on the third business day if sent by certified mail, return receipt requested. Unless otherwise notified in writing, all notices required to be given under this Agreement shall be given or sent to a party at the address listed on Exhibit C attached hereto.

SECTION 20. NON-EXCLUSIVITY

Each of the parties acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

SECTION 21. ENTIRE AGREEMENT

a. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all previous agreements and/or understandings of the parties. This Agreement shall be binding upon the parties hereto when signed by the parties.

b. This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Facsimiles (including facsimiles of the signature pages of this Agreement) will have the same legal effect hereunder as originals.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year set forth below.

BLACKSTONE ADVISORY PARTNERS L.P.

By:
Name: Peter Koffler
Title: Authorized Person
Date:

UBS FINANCIAL SERVICES INC.

By:
Name: Lina Rubin
Title: Executive Director
Date:

By:
Name: Anna Gindes
Title: Director
Date:

The following party joins solely for the purpose of affirming its representations under Section 8(b) hereof:

BLACKSTONE ALTERNATIVE ALPHA FUND II

By:
Name: James Hannigan
Title: Chief Legal Officer
Date:

EXHIBIT A

EXHIBIT B

GROUP POLICY AGAINST CORRUPTION

EXHIBIT C

NOTICES

Notices required by the Agreement should be sent as follows:

If to the Dealer:	UBS Financial Services

UBS Financial Services Inc.
AI Product Development and Management
By email: altPDM@ubs.com

with a required copy to:

Lina Rubin
Alternative Investments Product Development and Management
By email: Lina.Rubin@ubs.com

and

UBS Financial Services Inc.
Legal Department
By email: AILegal@ubs.com

with a required copy to:

Daniel Kim
Legal Department
By email: d.kim@ubs.com

If to the Fund:	Blackstone Alternative Alpha Fund II
Attn: Peter Koffler
345 Park Avenue, 28th Floor
New York, New York 10154
By email: Koffler@blackstone.com

If to the Distributor:	Blackstone Advisory Partners L.P.
Attn: Peter Koffler
345 Park Avenue
New York, New York 10154
By email: Koffler@blackstone.com